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                                                                  EXHIBIT 10.61


                             TEEN MAGAZINE VENTURE
                         AMENDED AND RESTATED AGREEMENT


    The Agreement, made effective as of April 1, 1996 between Xpress Ventures, Inc. ("XVI") and Heartland Communications & Management Inc. ("HCMI"), (collectively, the "Parties"), is hereby amended and restated effective October 1, 1996.

    The Parties agree as follows:

    1. ENTITY FORMATION; BUSINESS TO BE CONDUCTED. XVI and HCMI shall jointly form a limited liability company (the "Company") to further develop, market, distribute and otherwise operate a business to market and distribute worldwide a newspaper supplement specialty teen magazine to be named by the Company. The Company name shall be chosen by mutual agreement of the Parties.

    2.   CONTRIBUTION OF THE PARTIES.

         A. XVI shall contribute to the Company its License Agreement dated as of January 1, 1996 in connection with the teen magazine supplement sometimes referred to as Xpress.

         B. HCMI shall commit to contribute $2,300,000 cash ("Funding"), contingent on raising $5,000,000 in a public offering of HCMI common stock.

    3. PROFIT SHARING INTEREST; CAPITAL INTEREST. XVI and HCMI shall each bear 50% of the costs and expenses of the Company against income. Net income (as determined in accordance with generally accepted accounting principles) of the Company shall be distributed as follows:

         A. During the first five years from the date Funding occurs: (i) HCMI shall receive 100% of the first $2,000,000 of the Company's annual net income; (ii) XVI shall receive 100% of the Company's annual net income over $2,000,000 up to a maximum of $1,000,000; and (iii) XVI and HCMI shall each receive 50% of the Company's annual net income in excess of $3,000,000.

         B. If, after the fifth anniversary date of the Funding, HCMI has received income from the Company at least equal to its investment in the Company plus 8% cumulative annualized interest, then thereafter HCMI and XVI shall each receive 50% of the Company's annual net income.

    Notwithstanding the foregoing, in the event that in any given year there is insufficient net cash flow to meet the annual income distribution obligations set forth in this section, such

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    amounts as cannot be distributed shall become liabilities of the
    Company, and shall be paid by the Company on a priority basis when sufficient income is available.

    4. OPERATING AGREEMENT. The Parties agree to negotiate and execute a written operating agreement. Such operating agreement shall contain the following terms and conditions:

         A. Company Management. The Company shall be managed by the Parties as its initial members ("Initial Members"). However, the members shall have the authority, by majority vote thereof, to elect or appoint managers or officers to conduct the day-to-day business of the Company.

         B. Chief Executive Officer. XVI shall have the right to name the Company's chief executive officer who shall be its President. Said President shall have such power and authority as is normal for a President of a corporation formed under Virginia law, including the right to hire and fire operating personnel and operations support staff, all subject to the approval of the chief financial officer, which approval may not be unreasonably withheld. For purposes of the preceding sentence and subparagraph C of this paragraph 4, any non-approval for any reason other than a sound financial reason shall be deemed unreasonable.

         C. Financial Officers; Outside Accountants/Auditors. HCMI shall have the right to name the Company's chief financial officer or employee, who shall have the right to hire and fire financial and administrative personnel subject to the approval of the President, which approval may not be unreasonably withheld; HCMI shall also have the right to name the Company's outside independent accountant/auditors subject to the reasonable approval of XVI.

         D. Unanimous Consent of Initial Members. The following actions shall require the unanimous consent of the Initial Members:

              i. Sale of Company tangible or intangible assets outside the ordinary course of business.

              ii. The borrowing of money over and above a revolving credit line that shall be established by mutual agreement of the Initial Members.

              iii. Entering into contracts with parties related to the members or their employees, officers or directors.

              iv. Changing the compensation of the chief executive officer, executive vice president or chief financial officer.

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              v.   Entering into contracts to acquire furniture, fixtures,
         equipment, goods or services lasting more than one year or with a dollar value in excess of $50,000.

              vi. Entering into any lease or rental agreement for more than twenty-four months or with a dollar commitment greater than $50,000.

              vii. Modification of the Operating Agreement.

         E. Arbitration. All disputes under the Operating Agreement that cannot be resolved by the Parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association with the arbitration to be held in Washington, D.C. Either party may invoke this paragraph after providing 30 days' written notice to the other party. All costs of arbitration shall be divided equally between the Parties. Any award may be enforced by a court of law.

         F. Restrictions on Transfer by Members. Except as specifically authorized in the Operating Agreement or as approved in writing by all the Members, none of the Members shall or may sell, exchange, deliver or assign, dispose of, bequeath or give, pledge, mortgage, hypothecate or otherwise encumber, transfer or permit to be transferred, whether voluntarily, involuntarily or by operation of law (including, without limitation, under the laws of bankruptcy, insolvency, creditors' rights, intestacy, descent and distribution and succession), all or any of the Member Interests now owned or hereafter acquired by such Member.

         G.   Rights of First Refusal:

              1. Receipt of Bona Fide Offer. In the event that a Member shall receive a legally enforceable offer in writing containing appropriate terms and conditions (a "Bona Fide Offer") to purchase all (but not less than all) of such Member's Member Interests and in the further event that such Member shall desire to accept such Bona Fide Offer, such Member (hereinafter in this paragraph G.1. referred to as the "Offering Member") shall promptly send notice to the Company and to all Members except the Offering Member (such Members shall be, for the purposes of this paragraph G.1., the "Other Members), offering to sell the Offering Member's Member Interests to the Company and to the Other Members at the same price and upon the same terms and conditions as are contained in the Bona Fide Offer. The Company and the Other Members shall then have such rights and privileges, for the prescribed time periods, as are set forth in paragraph G.2. hereof. Without limitation of the provisions in paragraph G.1. hereof, no Member shall or may sell, transfer, encumber or otherwise dispose of his Member Interests except pursuant to a Bona Fide Offer (subject to the provisions of this paragraph G.) unless otherwise specifically authorized by this Operating Agreement.

              2.   Procedure.

                   2.1. Whenever, under paragraph G.1. hereof, a Bona Fide
Offer to purchase Member Interests has been received and notice of the Bona Fide Offer has been sent by the Offering Member, the following procedure shall be complied with: For a period of 30 days

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from its receipt of such notice, the Company shall have the right to elect to purchase all or any part of the Member Interests so offered; provided, however, that an election by the Company to purchase less than all of the Member Interests so offered shall be ineffective unless the Other Members shall purchase the balance of the Member Interests so offered. If the Company shall not elect to purchase all of the Member Interests so offered within such 30 day period (for any reason other than the Offering Member's default hereunder), then the Other Members shall each have the right, at each Other Member's sole option, for a period of 30 days after the expiration of such 30 day period, to elect to purchase all (but not less than all) of the Member Interests offered as aforesaid to the Company and not elected to be purchased by the Company, on a pro rata basis (i.e., in proportion to their respective Member Interests ownership) or in such other manner as they shall agree upon.

                   2.2. If the Company and/or any of the Other Members, as the case may be, elect to exercise any option as set forth in paragraph G.2.1. above, the electing party or Parties shall provide notice of such election(s) to the Offering Member within their respective election period(s). For purposes of this paragraph G.2.2., the purchaser(s) of Member Interests whether it be the Company and/or any of the Other Members, may sometimes hereinafter be referred to individually or collectively, as the case may be, as the "Interest Purchaser(s)." If the Company and any of the Other Members together constitute the Interest Purchaser(s), then they shall act in tandem (but not as guarantors of each other) to fulfill the obligations of the Interest Purchaser hereinafter set forth. Settlement shall be held on the purchase of the Offering Member's Member Interests under this paragraph G. at the principal office of the Company or its current legal counsel at such time and date as shall be specified in the notice sent by the Interest Purchaser of the exercise of its (and/or his) option pursuant to this paragraph G.2., which date shall not be earlier than 30 days, nor more than 120 days, after the Company's receipt of the Offering Member's notice describing the Bona Fide Offer. At settlement on the purchase of the Offering Member's Member Interest under this paragraph G., the Offering Member shall resign as a Managing Member and/or officer of the Company (if applicable) and shall deliver to the Interest Purchaser(s) all of the Certificates of Member Interest owned by him to the current legal counsel for the Company. The Interest Purchaser(s) shall deliver to the Offering Member the consideration stated in its (and/or his) notice electing to exercise the option(s) set forth hereinabove.

                   2.3. If the Company and the Other Members shall not, individually or together, purchase (for reasons other than the Offering Members' default hereunder), within the prescribed time periods, all of the Member Interests covered by the Bona Fide Offer, then the Offering Member shall have the right to accept the Bona Fide Offer in whole (but not in part) and to sell such Member Interests, subject to all of the provisions and restrictions of this Operating Agreement, but only in strict accordance with all of the provisions of the Bona Fide Offer and only if the sale is fully consummated within 180 days after the Company's receipt of the Offering Member's notice pursuant to paragraph G. hereof. In the event that such sale is not fully consummated within 180 days after the Company's receipt of the Offering Member's notice pursuant to paragraph F hereof, the provisions of this paragraph G.1. must again be complied with by the Offering Member before the Offering Member may sell or otherwise dispose of his Member Interests pursuant to this paragraph G.


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         H.   Deadlock Resolution:

              1.   Push-Shove; Sale or Purchase.

                   1.1. In the event of a Deadlock (as defined below) in the management of the Company between groups of Members owning an equal number of Member Interests, the Members shall exercise their best efforts to resolve such deadlock through negotiation. For the purposes of this paragraph H., "Deadlock" shall mean that, following a good faith effort at mediation, the Initial Members or officers are still deadlocked in the management of the Company affairs, the Members are still unable to break the deadlock, and irreparable injury to the Company is threatened or being suffered, or the business and affairs of the Company can no longer be conducted to the advantage of the Members generally, because of the deadlock. In the event of Deadlock, either group (in either case, the "Initiating Group") may give notice to the other group (the "Offeree Group") that the Initiating Group, jointly and severally, desires either (i) to purchase all (but not less than all) of the Member Interests held by the Offeree Group or (ii) to sell all (but not less than all) of the Initiating Group's Member Interests to the Offeree Group. Such notice shall designate a price per Member Interests and such other reasonable terms and conditions pursuant to which the Initiating Group is willing either to purchase or sell the Member Interests as aforesaid. Simultaneously with the sending of such notice, the Initiating Group shall deposit in escrow by cashier's or certified check with the independent or certified public accountant then servicing the Company (such person hereinafter referred to as "Escrow Agent"), who shall act as a bona fide Escrow Agent, an amount equal to five percent of the total price offered for all of the Member Interests held by the Offeree Group.

              1.2. Within 90 days after receipt of the notice from the Initiating Group pursuant to paragraph G1.1., the Offeree Group shall elect either (i) to sell all (but not less than all) of the Offeree Group's Member Interests to the Initiating Group at the previously designated price per share and terms and conditions, or (ii) at the Offeree Group's sole option, to purchase all (but not less than all) of the Member Interests of the Initiating Group at the designated price per share and terms and conditions. Such election shall be made by notice to the Initiating Group and to the Escrow Agent. In the event that the Offeree Group elects to purchase all (but not less than all) of the Member Interests of the Initiating Group, then simultaneously with the sending of such notice, the Offeree Group shall deposit in escrow with the Escrow Agent an amount equal to five percent of the total price for all of the Member Interests of the Initiating Group.

              1.3. In the event that the Offeree Group shall elect, under or pursuant to paragraph H.1.1., to purchase all (but not less than all) of the Member Interests of the Initiating Group, the Escrow Agent shall promptly return to the Initiating Group the deposit placed by the Initiating Group in escrow. The failure or refusal by the Offeree Group to elect either alternative afforded the Offeree Group under and pursuant to this paragraph H.1.1., and/or the failure or refusal by the Offeree Group to comply fully, within the prescribed time periods, with all provisions of this paragraph H.1.1., shall be conclusively deemed for purposes of this paragraph H.1.1. to constitute its electing, jointly and severally, to sell all (but not less than all) of the Offeree Group's Member


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Interests to the Initiating Group at the previously designated price per
Member Interests and terms and conditions.

         2. Settlement. Subject to the provisions of paragraph H.3., settlement on the purchase of all (but not less than all) of either the Initiating Group or the Offeree Group (as the case may be) under this Article 6 shall be held at the principal office of the Company within 60 days after the expiration of the 90 day period set forth in paragraph H.1.2. hereof or within 60 days after the Offeree Group's election, by the notice specified in H.1.2. hereof, whichever occurs sooner, upon the following terms and conditions: the entire purchase price for the Member Interests being conveyed (less the amount previously placed in escrow, which amount shall be released by the Escrow Agent at settlement to the group whose Member Interests is being so conveyed) shall be paid in cash or by cashier's or certified check at settlement. Upon settlement, any officer or Managing Member whose Member Interests is being so conveyed shall resign as officer of Managing Member of the Company (if applicable) and shall have no further interest or claim to or against the Company or its assets or property, tangible or intangible, liquid or illiquid. Upon the consummation of such settlement, the individuals or entities whose Member Interests is being purchased shall cease to own or hold any Member Interests, shall no longer be Members, and shall be entitled only to the purchase price described in this paragraph H. in respect of the transferred

         3. Guaranteed Obligations. Notwithstanding the foregoing provisions of this paragraph H., if the Company, at the time the "push-shove" procedure herein is invoked, has outstanding obligations that are personally guaranteed by a Member that is part of a group that is otherwise obligated to sell its Member Interests pursuant to this paragraph H., such group shall not be required to consummate such sale unless and until all members included in such selling group are released from their respective personal guaranties on such guaranteed debt by the creditor thereof, or in lieu thereof, such indemnification of the selling group by the purchasing group is provided as shall be consented to by the selling group, which consent shall not be unreasonably withheld.

    5. ARBITRATION. All disputes under this Agreement that cannot be resolved by the Parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association with the arbitration to be held in Washington, D.C. Either party may invoke this paragraph after providing 30 days' written notice to the other party. All costs of arbitration shall be divided equally between the Parties. Any award may be enforced by a court of law.

    6.   DEFAULTS.   If XVI fails to abide by the obligations of this
Agreement, HCMI shall have the option to cancel this Agreement by providing 45 days' written notice to XVI. XVI shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

    7.   TRANSFER OF RIGHTS.   This Agreement shall be binding on any
successors of the Parties.   Neither party shall have the right to assign its
interests in this Agreement to any other party, unless the prior written consent of the other party is obtained.


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    8.   ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the
Parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the Parties.

    9. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

    10. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement

    11. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Virginia.

HEARTLAND CAPITAL CORPORATION, INC.


By:                      [Illegible]
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Title:                    President
      ----------------------------------------------


XPRESS VENTURES, INC.


By:                      [Illegible]
      ----------------------------------------------
Title:                    President
      ----------------------------------------------